FOR IMMEDIATE RELEASE



           PATIENT INFOSYSTEMS, INC. ANNOUNCES NEW TICKER SYMBOL PATY

Rochester, NY, January 9, 2004 -- Patient Infosystems, Inc. (OTCBB: PATI) announced that the 1 for 12 reverse stock split approved by its shareholders at the Special Meeting held December 31, 2003 will be effective after the market close today, January 9, 2004. Shares of the company's common stock will be traded on the OTCBB under the ticker symbol PATY (CUSIP 702915 30 7) on Monday January 12, 2004.